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Amy C. Chang
Vice President, Investor Relations
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AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2010 RESULTS

SAN DIEGO – (May 6, 2010) – AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the first quarter of 2010. Financial highlights are as follows:

(Dollars in millions, except per share amounts)
	Q1 2010	% Chg Q1 2009	% Chg Q4 2009
Revenue	$143.3	(43)%	(1)%
Gross Profit	$40.0	(37)%	(3)%
Net Income	$0.8	NM	NM
Diluted Earnings per Share	$0.02	NM	NM
Cash Flow from Operations	$11.7	(69)%	110%
Adjusted EBITDA*	$10.4	(37)%	(3)%
* See note (2) under “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.
NM – Not meaningful

Key business highlights for the first quarter are as follows:
•	Earnings per share of $0.02 were above expectations
•	Revenues were sequentially stable
•	SG&A expense continued to improve
•	Nurse and Allied traveler count volume experienced a 5% sequential increase
•	Locum Tenens and Physician Permanent Placement volumes were sequentially flat

“During the first quarter, our Nurse and Allied segment delivered its first sequential revenue increase since 2008. This growth was offset by sequential decreases in our Locum Tenens and Physician Permanent Placement revenues,” said Susan R. Nowakowski, President and Chief Executive Officer of AMN Healthcare. “We spent considerable efforts during the last year building stronger client relationships, bolstering our vendor managed services offering and delivering innovative solutions. We believe these efforts are resonating with clients.

“Despite these improved results, factors such as high general unemployment continue to keep healthcare attrition rates and job openings at historically low levels, creating a temporary preference by clinicians  to work in full-time, permanent positions.  We remain cautious regarding the short-term growth trajectory and focused on leveraging the operational improvements we have made. We continue to prudently manage our margins and balance sheet, while still making investments in strategic opportunities to fuel our long-term growth.”

For the first quarter of 2010, revenue was $143 million, a decrease of 43% from prior year and 1% from prior quarter. First quarter revenue for the Nurse and Allied staffing segment was $75 million, a decrease of 54% from the same quarter last year and up 2% sequentially. The Locum Tenens staffing segment generated revenue of $60 million, a decrease of 19% from prior year and 3% from prior quarter. First quarter Physician Permanent Placement revenue was $8 million, a decrease of 30% from prior year and 7% from prior quarter.

Gross margin in the first quarter of 2010 was 27.9%, an increase of 230 bps from prior year and a decrease of 50 bps compared to the previous quarter. The increase as compared to prior year was driven primarily by an increase in gross margin in the Nurse and Allied segment. The decrease as compared to prior quarter was attributable to the anticipated slight sequential decrease in Nurse and Allied gross margin and the lower revenue mix from the relatively high margin physician business lines.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2010 were 22% as a percentage of revenue compared to 20% in the same quarter last year. First quarter SG&A declined by $18 million, or 36%, over the same period in the prior year, and decreased slightly as compared to prior quarter, due largely to cost-saving initiatives taken during the past year.

As of March 31, 2010, cash and cash equivalents totaled $37 million, compared to $27 million as of December 31, 2009. Total term debt outstanding, net of discount, as of March 31, 2010  was $105 million, with zero outstanding on the revolver.

Business Trends and Outlook

Going into the second quarter, consolidated revenue is expected to be up 1-3% compared with the first quarter. While Nurse and Allied traveler count volume experienced a 5% sequential increase in the first quarter, volume is anticipated to be down slightly in the second quarter. In Locum Tenens, we expect an improvement in days filled, and in Physician Permanent Placement we are anticipating an increase in placements.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation's leading provider of comprehensive healthcare staffing and management services. As a leading provider of travel nurse and allied staffing services, locum tenens (temporary physician staffing) and physician permanent placement services, AMN Healthcare recruits and places healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States, ranging from acute-care hospitals and physician practice groups to other healthcare settings. AMN Healthcare also offers flexible, customized workforce management solutions to healthcare organizations through its managed services program and recruitment process outsourcing services. For more information, visit http://www.amnhealthcare.com.

Conference Call on May 6, 2010

AMN Healthcare Services, Inc.'s first quarter 2010 conference call will be held on Thursday, May 6, 2010, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare's website at http://www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1096 in the U.S. or (612) 332-0107 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company's website. Alternatively, a telephonic replay of the call will be available at 7:30 p.m. Eastern Time on May 6, 2010, and can be accessed until 11:59 p.m. Eastern Time on May 20, 2010, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 152440.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP"), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the company's website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding second quarter revenue, volume, days filled and placements. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2009 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009

Revenue	$143,294	$249,595	$144,698
Cost of revenue	103,250	185,612	103,545
Gross profit	40,044	63,983	41,153
	27.9%	25.6%	28.4%
Expenses:
Selling, general and administrative	31,950	50,080	32,388
	22.3%	20.1%	22.4%
Depreciation and amortization	3,298	3,467	3,408
Impairment and restructuring charges	-	178,625	-
Total operating expenses	35,248	232,172	35,796
Income (loss) from operations	4,796	(168,189)	5,357
	3.3%	(67.4)%	3.7%
Interest expense, net	2,637	2,199	5,373
Income (loss) before income taxes	2,159	(170,388)	(16)
Income tax expense (benefit)	1,379	(48,554)	2,706
Net income (loss)	$780	$(121,834)	$(2,722)
	0.5%	(48.8)%	(1.9)%
Net income (loss) per common share:
Basic	$0.02	$(3.74)	$(0.08)
Diluted	$0.02	$(3.74)	$(0.08)

Weighted average common shares outstanding:
Basic	32,631	32,576	32,631
Diluted	33,471	32,576	32,631

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended
	March 31,				December 31
	2010	% of Rev	2009	% of Rev	2009	% of Rev
Revenue
Nurse and allied healthcare staffing	$75,191		$163,850		$73,999
Locum tenens staffing	60,388		74,791		62,447
Physician permanent placement services	7,715		10,954		8,252
	$143,294		$249,595		$144,698

Reconciliation of Non-GAAP Items:

Segment Operating Income(1)
Nurse and allied healthcare staffing	$8,734	11.6%	$14,722	9.0%	$7,686	10.4%
Locum tenens staffing	5,471	9.1%	4,653	6.2%	6,459	10.3%
Physician permanent placement services	1,966	25.5%	3,275	29.9%	1,942	23.5%
	16,171	11.3%	22,650	9.1%	16,087	11.1%
Unallocated corporate overhead	5,728		6,072		5,374
Adjusted EBITDA(2)	10,443	7.3%	16,578	6.6%	10,713	7.4%

Depreciation and amortization	3,298		3,467		3,408
Stock-based compensation	2,349		2,675		1,948
Impairment and restructuring charges	-		178,625		-
Interest expense, net	2,637		2,199		5,373
Income (loss) before income taxes	2,159		(170,388)		(16)
Income tax expense (benefit)	1,379		(48,554)		2,706
Net income (loss)	$780		$(121,834)		$(2,722)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009

Gross Margin
Nurse and allied healthcare staffing	26.3%	23.0%	27.0%
Locum tenens staffing	26.2%	26.2%	26.0%
Physician permanent placement services	57.9%	61.6%	60.0%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (3)	2,505	5,489	2,396
Revenue per traveler per day (4)	$333.51	$331.67	$335.70
Gross profit per traveler per day (4)	$87.68	$76.19	$90.52

Locum tenens staffing
Days filled (5)	43,065	52,396	43,276
Revenue per day filled (5)	$1,402	$1,427	$1,443
Gross profit per day filled (5)	$367.08	$374.02	$375.55

	As of March 31,		As of December 31
	2010	2009	2009
Leverage Ratio (6)	2.1	1.3	1.9

(1)
Segment Operating Income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, impairment and restructuring charges, unallocated corporate expenses, and stock-based compensation expense. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses Segment Operating Income for planning purposes. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.

(2)
Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, impairment and restructuring charges, and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA provides an effective measure of the company’s results, as it excludes certain items that management believes are not indicative of the company’s operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(3)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(4)
Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(5)
Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

(6)	Leverage ratio represents the ratio of the total debt outstanding at the end of the period to the Adjusted EBITDA for the past twelve months.

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$36,567	$27,053
Accounts receivable, net	89,085	89,498
Prepaid expenses	7,152	6,550
Income taxes receivable	2,735	3,900
Deferred income taxes, net	8,534	8,534
Other current assets	6,039	1,902
Total current assets	150,112	137,437

Restricted cash and cash equivalents	22,022	22,025
Fixed assets, net	18,538	19,970
Deposits and other assets	14,432	14,368
Goodwill	79,868	79,868
Intangible assets, net	114,135	115,336

Total assets	$399,107	$389,004

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	24,493	18,057
Accrued compensation and benefits	28,178	24,054
Current portion of notes payable	6,875	5,500
Deferred revenue	5,158	5,084
Other current liabilities	10,042	10,404
Total current liabilities	74,746	63,099

Notes payable, less current portion and discount	97,721	100,121
Deferred income taxes, net	—	789
Other long-term liabilities	52,664	54,151
Total liabilities	225,131	218,160

Stockholders’ equity	173,976	170,844

Total liabilities and stockholders’ equity	$399,107	$389,004

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009

Net cash provided by operating activities	$11,715	$37,557	$5,582

Net cash used in investing activities	(668)	(1,230)	(22,887)

Net cash provided by (used in) financing activities	(1,536)	(30,954)	21,721

Effect of exchange rates on cash	3	(14)	16

Net increase in cash and cash equivalents	9,514	5,359	4,432

Cash and cash equivalents at beginning of period	27,053	11,316	22,621

Cash and cash equivalents at end of period	$36,567	$16,675	$27,053